Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-190013) and related Prospectus of TransDigm Inc. for the registration of up to $500,000,000 aggregate principal amount of its 7.50% Senior Subordinated Notes due 2021 and to the incorporation by reference therein of our report dated November 16, 2012 (except for the consolidated statements of comprehensive income for each of the three years in the period ended September 30, 2012 and the updated disclosures pertaining to the change in reportable segments as described in Notes 9 and 16 as to which the date is August 7, 2013), with respect to the consolidated financial statements and schedule of TransDigm Group Incorporated for the year ended September 30, 2012 included in the Current Report on Form 8-K of TransDigm Group Incorporated updating TransDigm Group Incorporated’s Annual Report on Form 10-K as of September 30, 2012, filed with the Securities and Exchange Commission and our report dated November 16, 2012, with respect to the effectiveness of internal control over financial reporting of TransDigm Group Incorporated, included in its Annual Report (Form 10-K) for the year ended September 30, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cleveland, Ohio

August 7, 2013